Exhibit 10.20

Embarq Corporation

Summary of 2007 Short-Term Incentive Program

On February 21 and 22, 2007, the Compensation Committee of our Board of Directors established the performance objectives and other terms of our 2007 Short-Term Incentive program, which we refer to as the 2007 STI program, for our eligible employees, including our executive officers. The 2007 STI program provides for a payment of incentive compensation to our eligible employees, including our executive officers, based on the weighted achievement of performance objectives during 2007 relating to telecommunications segment services revenue (40% weighting) and operating cash flow (40% weighting), both as adjusted for certain items, and customer satisfaction improvement (20% weighting).

Each performance objective has a threshold, target and maximum payment level at 0%, 100% and 200% of an individual’s target opportunity. An eligible employee’s incentive target opportunity will be multiplied by the weightings and the payment level for each performance objective to calculate the actual STI payment. The incentive payments paid under the 2007 STI program will be based on our results in 2007 in relation to the established performance objectives, and these payments may be greater or less than the individual target opportunities. The determination of the amount of payments for certain executive officers is expected to be made so as to comply with Section 162(m) of the Internal Revenue Code.